Exhibit 23.1









                         Consent of Independent Auditors



The Board of Directors
Tofutti Brands Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 33-72654) on Form S-8 of Tofutti Brands Inc. of our report dated March 17, 1997, relating to the balance sheets of Tofutti Brands Inc. as of December 28, 1996 and December 30, 1995 and the related statements of operations and accumulated deficit, and cash flows for the fifty-two week periods ended December 28, 1996 and December 30, 1995, which report appears in the December 28, 1996 annual report on Form 10-KSB of Tofutti Brands Inc.


                                            /s/KPMG Peat Marwick LLP

New York, New York
March 25, 1997